================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                   FORM 8-K/A

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               ------------------

       Date of report (Date of earliest event reported): December 30, 2004

                                 Workstream Inc.
               (Exact Name of Registrant as Specified in Charter)

             Canada                    001-15503                     N/A
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
         of Incorporation)                                   Identification No.)

495 March Road, Suite 300, Ottawa, Ontario, Canada                 K2K-3G1
     (Address of Principal Executive Offices)                     (Zip Code)

                                 (613) 270 0619
              (Registrant's Telephone Number, Including Area Code)

================================================================================

ITEM 2.01   Completion of Aquistion or Dispostion of Assets

      On December 30, 2004, Workstream Inc. (the "Company") completed the purchase, through its wholly-owned subsidiary Workstream USA, Inc. (the "Company Sub"), of substantially all of the assets of ProAct Technologies Corporation ("ProAct"), a provider of software and hosted web-based tools for employee benefits management, pursuant to an Asset Purchase Agreement dated December 20, 2004 among the Company, the Company Sub and ProAct, as amended on December 30, 2004 (the "Purchase Agreement"). The total consideration paid under the Purchase Agreement was $9,730,000, paid at closing as follows: the Company and Company Sub paid $5,500,000 in cash; the Company and the Company Sub jointly issued a promissory note in the face amount of $1,530,000, which note is secured by a senior security interest in the assets being purchased under the Purchase Agreement; and the Company issued 913,551 common shares of the Company valued at $2,700,000, 253,764 of which shares are being held in escrow as the exclusive source against which the Company may assert most potential indemnification claims under the Purchase Agreement. The actual number of common shares issued at closing was determined based on the average of the closing price of the Company's common shares on the Nasdaq SmallCap Market for the 20 business days prior to the closing date of the Purchase Agreement. Under generally accepted accounting principles in the United States, the common shares were valued at $2,822,873. Subsequent to the closing date, the Company and ProAct will agree upon a final determination of the assets acquired and the liabilities assumed. Any necessary adjustments to the purchase price will increase or decrease the promissory note balance accordingly. Pursuant to the terms of the Purchase Agreement, the Company and ProAct entered into a Registration Rights Agreement pursuant to which the Company granted ProAct "piggy-back" registration rights with respect to the common shares issued under the Purchase Agreement.

      The Company  filed a Current  Report on Form 8-K with the  Securities  and
Exchange Commission on January 6, 2005 (the "Current Report") describing the Company's acquisition. In accordance with the current instructions to paragraphs
(a)(4) and (b)(2) of Item 9.01 of Form 8-K, the Current Report omitted the financial statements and pro forma financial information required by those paragraphs.

      Accordingly, the Company hereby amends the Current Report to include the omited information as follows:

ITEM 9.01.  Financial Statements and Exhibits

      (a)   Financial Statements of Business Acquired

                  The balance sheet of ProAct as of December 29, 2004 and the related statement of stockholders' deficit and the statements of operations and cash flows for the period from June 1, 2004 to December 29, 2004, the six months ended December 31, 2003, and the period from January 1, 2004 to December 29, 2004 are set forth herein beginning on page 4.

      (b)   Pro Forma Financial Information

                  Unaudited pro forma balance sheet of the Company as of November 30, 2004, unaudited pro forma statement of operations of the Company for the six months ended November 30, 2004, and the unaudited pro forma statement of operations of the Company for the year ended May 31, 2004 are set forth herein beginning on page 34.

                  The Company obtained an independent valuation to determine the purchase price allocation of ProAct.

      (c)   Exhibits

            23.1  Consent of Independent  Accountants - Silverman Linden Johnson
                  LLP

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of ProAct Technologies Corp.


We have audited the balance sheet of ProAct Technologies Corp. as of December 29, 2004, and the related statements of operations, shareholders' deficit, and cash flows for the period from January 1, 2004 to December 29, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of ProAct Technologies Corp. as of December 29, 2004, and the results of its operations and its cash flows for the period from January 1, 2004 to December 29, 2004 in conformity with accounting principles generally accepted in the United States of America.


Silverman Linden Johnson LLP

New York, New York
February 4, 2005

                            ProAct Technologies Corp.

                                  Balance Sheet

                      (in thousands, except share amounts)

                                                                               December 29
                                                                                   2004
                                                                                ---------
Assets
Current assets
      Cash and cash equivalents                                                 $  10,923
      Accounts receivable, net of allowance for doubtful
         accounts of $9                                                             1,182
      Prepaid expenses and other current assets                                       394
                                                                                ---------
          Total current assets                                                     12,499
Property and equipment, net                                                           299
Goodwill                                                                            2,439
Other long-term assets                                                                 82
                                                                                ---------
          Total assets                                                          $  15,319
                                                                                =========
Liabilities, redeemable convertible preferred stock
    And shareholders' deficit
Current liabilities
      Accounts payable                                                          $     528
      Accrued liabilities                                                           1,646
      Deferred revenues                                                             2,964
                                                                                ---------
          Total current liabilities                                                 5,138
Redeemable convertible preferred stock                                            191,745
Shareholders' deficit
      Series E convertible preferred stock, $.01 par value, 25,000,000 shares authorized; 1,532,650 issued and
         outstanding                                                                   15
      Class B common stock, $.01 par value, 450,000,000
         shares authorized; 18,358,714 shares issued and
         outstanding                                                                  184
      Paid-in capital                                                             241,895
      Accumulated deficit                                                        (423,625)
      Deferred stock compensation                                                     (33)
                                                                                ---------
          Total shareholders' deficit                                            (181,564)
                                                                                ---------
             Total liabilities, redeemable convertible preferred
             stock and shareholders' deficit                                    $  15,319
                                                                                =========

See accompanying notes.

                            ProAct Technologies Corp.

                            Statements of Operations

                                 (in thousands)

                                      Six Months    Six Months          Period
                                           Ended         Ended           Ended
                                        December      December        December
                                        29, 2004      31, 2003        29, 2004
                                        --------------------------  ----------
                                              (unaudited)
Revenues:
Software licenses and services          $  3,716       $  2,856       $  8,203

Cost of revenues:
Software license and service revenues      1,796          2,618          4,140
                                        --------------------------------------

Gross margin                               1,920            238          4,063

Operating expenses:
Selling and marketing                        751          1,663          2,207
Research and development                   1,746            695          2,244
General and administrative                 1,275            827          2,360
Depreciation and amortization                204            603            471
Impairment charge on intangible assets        --         16,091             --
                                        --------------------------------------

Total operating expenses                   3,976         19,879          7,282
                                        --------------------------------------

Operating loss                            (2,056)       (19,641)        (3,219)

Interest income                              125            239            186
                                        --------------------------------------

Net loss                                $ (1,931)      $(19,402)      $ (3,033)
                                        ======================================

See accompanying notes.

                            ProAct Technologies Corp.

                       Statement of Shareholders' Deficit

                         Period ended December 29, 2004
                          (in thousands, except shares)

                                Series E Preferred
                                       Stock            Class B Common Stock                                         Total
                               -------------------- ----------------------  Paid-in   Accumulated    Deferred     Sareholders'
                                 Shares     Par     Shares         Par      Capital     Deficit    Compensation     Deficit
                               ---------- -------- ------------ ---------------------------------------------------------------
                               ------------------------------------------------------------------------------------------------
Balance at December 31, 2003    1,532,650    $ 15  18,358,714     $   184    $245,320   $(420,592)    $   (33)       $(175,106)
Accretion of redeemable
   convertible preferred stock                                                 (3,425)                                  (3,425)
Net loss                                                                                   (3,033)                      (3,033)
                               ---------- --------------------- ---------------------------------------------------------------
Balance at December 29, 2004    1,532,650    $ 15  18,358,714     $   184    $241,895   $(423,625)    $   (33)       $(181,564)
                               ================================================================================================

See accompanying notes.

                            ProAct Technologies Corp.

                            Statements of Cash Flows

                                 (in thousands)

                                                            For six        For six            For
                                                             months         months         period
                                                              ended          ended          ended
                                                           December       December       December
                                                           29, 2004       31, 2003       29, 2004
                                                           --------------------------  ----------
                                                                  (unaudited)
Cash flows from operating activities
Net loss:                                                  $ (1,931)      $(19,402)      $ (3,033)
Adjustments to reconcile net loss to net cash used
      for operating activities:
      Depreciation and amortization                             204            603            471
      Non-cash impairment charge on intangible assets            --         16,091             --
      Stock compensation expense                                 --             50             --
      Accounts receivable                                      (144)          (570)           480
      Prepaid expenses and other assets                         325            277            947
      Accounts payable and accrued liabilities                  (15)        (1,171)             1
      Deferred revenue                                           90          1,568         (1,348)
                                                           --------------------------------------

Net cash used for operating activities                       (1,471)        (2,554)        (2,482)

Cash flows from investing activities
Purchases of property and equipment                             (24)           (78)          (123)
Sale of investments, net                                      3,913            233          6,629
                                                           --------------------------------------

Net cash provided by investing activities                     3,889            155          6,506

Cash flows used for financing activities
Principal payments on capital lease obligations                  --             (1)            --
                                                           --------------------------------------
Net cash used for financing activities                           --             (1)            --
                                                           --------------------------------------

Net increase in cash and cash equivalents                     2,418         (2,400)         4,024
Cash and cash equivalents at beginning of period              8,505          9,299          6,899
                                                           --------------------------------------

Cash and cash equivalents at end of period                 $ 10,923       $  6,899       $ 10,923
                                                           ======================================

See accompanying notes.

                            ProAct Technologies Corp.

                          Notes to Financial Statements

                                December 29, 2004

1. Description of Business

ProAct Technologies Corp. ("ProAct" or the "Company") was incorporated in 1990 as a broker of financial services (primarily property and casualty insurance). Effective December 1996, all of the outstanding stock of the Company was acquired by iXL Enterprises, Inc. ("iXL"). The Company remained a consolidated subsidiary of iXL through June 2000 when iXL's ownership interest decreased below 50% as a result of a series of equity investments and acquisitions. The Company is a provider of automated software solutions for human resource applications and for financial, health and other employee benefits. In the Business-to-Business market, ProAct provides automated solutions and health content to corporations and associations through its suite of software products and related services as well as its health management content. In the Business-to-Consumer market, ProAct primarily offered solutions to consumers directly through ProAct's retail offerings or through the retail sites of ProAct's distribution partners under the brand name YouDecide.com. In September 2001, the Company sold its financial services operations, and related retail offerings under the brand name YouDecide.com, to INA Holdings Corp. As of December 31, 2002, the Company's subsidiaries were dissolved.

Basis of Presentation

In May of 2004, the Board of Directors (the "Board") of ProAct Technologies Corp. (the "Company") engaged in a review of strategic alternatives for the Company, including a possible sale of the Company. As a result of this process, the Board hired an investment banking advisory firm to assist the Company's management with identifying prospective acquirers and negotiating a sale of substantially all of the Company's assets.

The sale process involved contacting over 50 companies and private equity firms, five of which submitted preliminary indications of interest. After an extensive due diligence period, Workstream Inc. ("Workstream") emerged as the party with the strongest strategic necessity to consummate a transaction, and as a result, provided the strongest offer for the Company. On December 20, 2004, the Company entered into an Asset Purchase Agreement, which has been approved by the Board and a majority of the holders of the Company's stock entitled to vote on the approval and authorization of the Agreement with Workstream to sell substantially all of its assets. The transaction closed on December 30, 2004. As a result, these financial statements are presented for the period one day prior to the closing of the transaction. A summary of the terms of that Agreement is as follows:

                            ProAct Technologies Corp.

1. Description of Business (continued)


                  Workstream Offer:$9,730,000

                  a.    Cash: $5,500,000 from Workstream

                  b.    Note: $1,530,000

                        i.    6% interest, accruing

                        ii.   Secured by ProAct assets

                        iii.  Full repayment by June 30, 2005

                        iv. Note accelerates in the event of any asset sale or debt or equity raise.

                  c. Workstream Common Stock: $2,700,000 in Workstream common stock (20-day average trading price).

The Board and a majority of the stockholders of the Company have determined that it is in the best interest of the Company to liquidate. A Delaware limited liability company, ProAct Holdings, LLC (the "LLC"), was formed on December 30, 2004 to facilitate such liquidation, and the Company was merged with and into the LLC.

Pursuant to the liquidation of the Company, all proceeds from the referenced sale of assets and all other assets of the Company will be distributed to the LLC in order to satisfy obligations associated with the wind down of the Company and to distribute to the stockholders of the Company who would have been entitled to liquidation proceeds from the Company under the terms of the Company's Restated Certificate of Incorporation (the "Certificate"). Pursuant to the liquidation preferences set forth in the Certificate, only the holders of Series A, B, and C Convertible Preferred Stock of the Company are entitled to such allocations and distributions. No other stockholders of the Company will receive liquidating distributions from the LLC.

                            ProAct Technologies Corp.

2. Summary of Significant Accounting Policies

Unaudited Interim Results

The accompanying statements of operations and cash flows for the period from June 1, 2004 to December 29, 2004 and the six months ended December 31, 2003 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's results of operations and cash flows for the period from June 1, 2004 to December 29, 2004 and the six months ended December 31, 2003.

Use of Estimates

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments including commercial paper, money market accounts and taxable municipal bonds and corporate debt securities with original maturities of 90 days or less from the date of purchase. The carrying amounts reported on the balance sheets for cash and cash equivalents approximate their fair market value.

Investments

The Company determines the appropriate classification of its investments at the time of purchase and re-evaluates such designations as of each balance sheet date. Available-for-sale securities are stated at fair market value as determined by the most recently traded price of each security at the balance sheet date, with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss). The specific identification method is used to compute the realized gains and losses, if any, on the debt and equity securities.

Concentration of Credit Risk

The Company invests its cash, cash equivalents and short-term investments with financial institutions with high credit standing and, by policy, limits the amounts invested by type of security and issuer.

                            ProAct Technologies Corp.

2. Summary of Significant Accounting Policies (continued)

The Company is exposed to various risks in respect to its investments. A summary of these risks is as follows:

      o Interest rate risk - that the cash and cash equivalents and fixed income securities held will fluctuate due to changes in market interest rates.

      o Market risk - that the investments held in the portfolio will fluctuate due to changes in market prices.

      o Credit risk - that the counter parties for cash, cash equivalents and investments will fail to discharge their obligations to repay. All cash and cash equivalents are held with large financial institutions in the United States. At times, total deposits maintained exceed the amount insured by federal agencies.

The Company sells its products to customers, typically large corporations, in a variety of industries in North America. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended as deemed appropriate, but generally requires no collateral. The Company maintains reserves for estimated credit losses and, to date, such losses have been within management's expectations. Four customers accounted for 49% of total revenues in 2004. There were two customers that accounted for 25% and 19% of accounts receivable as of December 29, 2004.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for additions and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Assets under capital leases are amortized over the lesser of five years or the life of the lease, while leasehold improvements are amortized over the shorter of the estimated useful life or the lease term.

                            ProAct Technologies Corp.

2. Summary of Significant Accounting Policies (continued)

Intangible Assets

Intangible assets are stated at cost less accumulated amortization and primarily consist of acquired content database, acquired technology, and acquired trade name related to the Company's acquisitions accounted for using the purchase method. Amortization of intangible assets is calculated on the straight-line basis over the respective estimated useful lives of the assets ranging from thirty-six to sixty months. Amortization of intangible assets is included in operating expenses.

The Company periodically assesses the impairment of its acquired intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets" ("SFAS 144"). An impairment review is performed whenever events or
changes  in   circumstances   indicate  that  the  carrying  value  may  not  be
recoverable. Factors the Company considers important which could trigger an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business, and significant industry or economic trends. When the Company determines that the carrying value of the intangible assets may not be recoverable based upon the existence of one or more of the above indicators, the Company measures any impairment based on a discounted future cash flow method using a discount rate commensurate with the risk inherent in its current business model.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net tangible and identified intangible assets acquired in business combinations, accounted for under the purchase accounting method. Prior to January 31, 2002, goodwill was amortized on a straight-line basis over two to five years. Subsequent to January 1, 2002, goodwill is accounted for under a non-amortization approach and is evaluated at least annually for impairment on December 31 of each year and whenever events or circumstances may indicate that the carrying amount of the recorded goodwill might not be recoverable.

                            ProAct Technologies Corp.

2. Summary of Significant Accounting Policies (continued)

Long-lived Assets

The Company records impairment loss as recognized when the carrying amount of a long-lived asset exceeds its fair value. In the event that facts and circumstances indicate that the carrying amounts of long-lived assets may be impaired, an assessment of recoverability would be performed. The assessment process consists of comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write down is required. If this review process indicates that the asset will not be recoverable, the carrying value of the asset would be reduced to its estimated realizable value in accordance with SFAS 144.

Revenue Recognition

The Company's products are sold to customers based primarily on contractual arrangements. Revenues are derived from licensing of software, software maintenance, customization service, implementation assistance, training and hosting. For arrangements in which the Company does not use the completed contract method of accounting, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended. Revenue is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant vendor obligations are remaining to be fulfilled, the fee is fixed or determinable, and collectibility is probable.

Software and Services Revenue

The Company generally licenses its software products pursuant to multiple element arrangements that include maintenance. For software license sales where no significant obligations remain, software license revenue is recognized upon delivery of the software provided collection is considered probable, the fee is fixed or determinable, there is evidence of an arrangement, and vendor specific evidence exists to allocate the total fee to the elements of the arrangement. Implementation and other services, including training and consulting are recognized as services are performed for time and materials arrangements and using the percentage of completion method of accounting for fixed fee arrangements. When services are considered essential to the functionality of the software, the software license and the related services are recognized using the completed contract method of accounting. A contract is considered completed when all costs except insignificant items have been incurred and the software is

                            ProAct Technologies Corp.

2. Summary of Significant Accounting Policies (continued)

operating according to specifications or has been accepted by the customer. Contract costs include all labor and outside consulting costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Costs in excess of amounts billed are classified within other current assets and billings in excess of revenue earned are classified within deferred revenue in the accompanying consolidated balance sheets.

Software maintenance fees are marketed under annual and multi-year agreements and are recognized as revenue ratably over the contracted maintenance term. The Company's software maintenance arrangements include when and if available upgrades and do not contain specific upgrade rights.

Hosted application services and content offerings are marketed under license and hosting fee arrangements generally over periods from twelve to twenty-four months. Revenues from these arrangements are recognized ratably over the service period.

Stock-based Compensation

The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair market value of the stock on the date of grant as determined by the Board of Directors. As allowed under the Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), the Company has elected to follow Accounting
Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for stock awards to employees. For compensatory arrangements, the Company records and amortizes, over the related vesting periods, deferred compensation representing the difference between the price per share of stock issued or the exercise price of stock options granted and the fair value of the Company's common stock at the time of issuance or grant. Stock compensation costs are immediately recognized to the extent the exercise price is below the fair value on the date of grant and no future vesting criteria exist.

                            ProAct Technologies Corp.

2. Summary of Significant Accounting Policies (continued)

The Company applies APB 25 and related interpretations in accounting for the 1999 Stock Option Plan. Pro forma information regarding net income is required by FAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted subsequent to June 30, 1995 under the fair value method of that statement. The fair value of options granted in 2004 and 2003 has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                2004               2003
                                           ------------------------------------
            Expected life (in years)             --                  4
            Risk-free interest rate              --               4.26%
            Expected volatility                  --                 --
            Dividends                            --                 --

At December 29, 2004, as a result of the sale of all of the Company's assets to Workstream on December 30, 2004, at a value below the exercise price of the options, there is no change in the Company's net loss under the provision of FAS 123 since all options were forfeited upon completion of the sale.

Software Development Costs

Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Most of the Company's software products were obtained through acquisitions. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expense in the period incurred.

Advertising Costs

Advertising costs primarily consist of production costs of print, radio and television advertisements to support the Company's Internet site as well as costs of promotional materials and postage for distribution of marketing materials to the employees of corporate clients. These costs are expensed as of the first date the advertisements take place or as of the date the materials are distributed. Advertising expenses included in selling and marketing expenses were approximately $37,000 for the period ended December 29, 2004.

                            ProAct Technologies Corp.

3. Investments

At December 29, 2004, the Company had $10,579 in money market accounts that are considered available-for-sale and are classified as cash and cash equivalents in the accompanying consolidated balance sheets.

At December 29, 2004, the fair market value of available-for-sale securities approximated the cost, as such, there were no unrealized gains or losses.

                            ProAct Technologies Corp.

4. Property and Equipment, Net

Property and equipment as of December 29, 2004 consist of the following (in thousands):

      Computer equipment and software                   $  8,142
      Furniture and fixtures                               1,434
      Leasehold improvement                                  291
      Furniture and equipment under capital leases           929
                                                        --------
                                                          10,796
      Accumulated depreciation and amortization          (10,497)
                                                        --------
                                                        $    299
                                                        ========

Accumulated amortization for furniture and equipment under capital leases was approximately $929,000 at December 29, 2004. Depreciation expense on property and equipment for the period ended December 29, 2004 was approximately $358,000.

                            ProAct Technologies Corp.

5. Intangible Assets, Net

Intangible assets were as follows at December 29, 2004 (in thousands):

                           Gross
                          Carrying     Accum.
                           Amount      Amortiz.       Net
                        -----------------------------------
Acquired content        $  1,931      $ (1,931)    $     --
  Database

Acquired technology        9,608        (9,608)          --

Acquired trade name          717          (717)

Other                        159          (159)          --
                        -----------------------------------
                        $ 12,415      $(12,415)    $     --
                        ===================================

Amortization expense of intangible assets was $113,000 for the period ended December 29, 2004.

                            ProAct Technologies Corp.

6. Goodwill

The Company adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. Upon adoption, assembled workforce in the net amount of $1,058,000 was reclassified to goodwill in accordance with the requirements of SFAS No. 142. The Company was required to complete the initial step of a transitional impairment test within six months of adoption of SFAS No. 142 and to complete the final step of the transitional impairment test by the end of the fiscal year. The initial step was completed in the first quarter of fiscal 2002 and indicated no impairment. In addition, the Company assesses the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Management's judgment regarding the existence of impairment is based on factors such as significant changes in the manner or the use of acquired assets or the Company's overall business strategy, significant negative industry or economic trends, and significant declines in the estimate of the value of the Company's stock. For the fiscal year ending 2003, the Company received an independent valuation, which showed an impairment of goodwill of $16.1 million that was recorded in 2003. For the period ending December 29, 2004, the Company used the sale price of the assets to Workstream as a basis for its valuation of Goodwill. As such, no further impairment was needed.

7. Accrued Restructuring Costs

Beginning in the fourth quarter of 2000 and continuing through 2001, the Company initiated a restructuring program focusing upon the closure of certain facilities and termination of certain employees in order to better position the Company strategically, to exit certain under-performing businesses, and to further integrate completed acquisitions. As a result of this initiative, the Company recorded a restructuring charge of approximately $5.3 million in the consolidated statement of operations in 2001. The restructuring costs incurred in 2001 consisted of $2.1 million for employee severance pay and fringes in connection with the termination of 243 employees, which were paid in the first quarter of 2002 and $3.2 million for facility lease payments, which are to be paid over the remaining term of the leases. During 2004 and 2003, approximately $.4 million and $.7 million were paid on the remaining facility lease obligations accrued in 2001 and 2000.

                            ProAct Technologies Corp.

8. Redeemable Convertible Preferred Stock

Series A Redeemable Convertible Preferred Stock

In November 1998, the Company sold 13,333,334 shares of Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock") to GE Capital Equity Investments, Inc. for net consideration of $9.8 million. Holders of Series A Preferred Stock have voting rights equivalent to Common Stock on an as converted basis and a liquidation preference of $0.75 per share plus any declared and unpaid dividends as of the liquidation date. Series A Preferred Stock will not participate in any balance remaining after such amounts have been paid. The Company may declare and pay dividends to Series A Preferred Stock and to other classes of mandatorily redeemable preferred stock contemporaneously. If a distribution is made to the holders of the Company's Common Stock, holders of Series A Preferred Stock will receive a similar per share amount based on the number of the Company's common shares into which Series A Preferred Stock is then convertible. Each share of Series A Preferred Stock is convertible into one share of the Company's Common Stock at the holders' option. Upon the occurrence of an initial public offering, the Company has the right, at its option, to convert the then outstanding shares of Series A Preferred Stock in whole or in part. Series A Preferred Stock is redeemable at each holder's option on or after December 31, 2005 with a redemption price per share equal to the liquidation preference plus all declared and unpaid dividends.

Series B Redeemable Convertible Preferred Stock

In April 1999, the Company and iXL entered into several agreements with affiliates of the General Electric Company ("GE"). In one of the agreements, GE purchased 16,190,475 shares of Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") with a face value of $50.0 million. In another agreement, iXL granted GE warrants to purchase 1,500,000 shares of iXL Enterprises, Inc., common stock at an exercise price equal to the iXL initial public offering price ($12.00) in consideration for GE (a) implementing a mutually acceptable marketing campaign to advertise its relationships with iXL and the Company; and (b) entering into an agreement to use reasonable efforts to provide access to the Company's platform to employees of GE Capital Equity Investments, Inc. These warrants were 100% vested as of the date of grant.

The fair value of the iXL warrants of $12.6 million was calculated using the Black-Scholes option pricing model.

                            ProAct Technologies Corp.

8. Redeemable Convertible Preferred Stock (continued)

The fair value of these warrants had been recorded as an addition to the Payable to iXL as of December 31, 1999 and has been allocated as follows:

      (a) $200,000 of the value of the warrants has been allocated to the agreement by GE Capital Equity Investments, Inc. to provide access to the Company's platform to its employees. Such amount has been expensed during 1999 as GE Capital Equity Investments, Inc. performed its duties under the agreement.

      (b) $1.2 million of the value of the warrants has been allocated to the agreement by General Electric to provide marketing services to iXL and the Company. Of the $1.2 million, $720,000 has been allocated to the Company and was expensed as GE performed the marketing services.

The remaining $11.2 million of value of the warrants has been allocated to and recorded as a reduction of the value of the Series B Preferred Stock. This amount will be accreted over the redemption period to increase the carrying value to its redemption value of $50.0 million. An independent valuation of the Company was obtained by iXL for the purpose of allocating the value of the warrants.

Holders of Series B Preferred Stock have voting rights equivalent to Common Stock on an as converted basis and a liquidation preference of $3.09 per share plus any declared and unpaid dividends as of the liquidation date. Series B Preferred Stock will not participate in any balance remaining after such amounts have been paid. Series B Preferred Stock is equivalent to Series A Preferred Stock with respect to the rights, preferences and privilege of conversion, liquidation, dividends and redemption.

Series C Redeemable Convertible Preferred Stock

In March 2000, the Company sold 32,896,000 shares of Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock") for net proceeds of approximately $127.1 million. Concurrent with the sale, iXL forgave that portion of the intercompany payable related to the iXL warrants with the Series B Preferred Stock. The total of this amount forgiven was approximately $16.0 million, which consisted of $813,000 related to the marketing plan from the November 1998 investment, $200,000 for the value of providing the Company's platform to GE Capital Equity Investments employees, $1.2 million for the marketing services from the June 1999 investment, and $11.2 million for the value of the iXL warrants from the June 1999 investment and $2.6 million for accelerated vesting of iXL's options.

                            ProAct Technologies Corp.

8. Redeemable Convertible Preferred Stock (continued)

In December 2002, 896,861 shares were issued to an existing Series C stockholder in partial settlement of an amount due under a marketing agreement.

Holders of Series C Preferred Stock have voting rights equivalent to Common Stock on an as converted basis and a liquidation preference of $4.00 per share plus any declared and unpaid dividends as of the liquidation date. The Company may declare and pay dividends to Series C Preferred Stock and to other classes of mandatorily redeemable preferred stock contemporaneously. If a distribution is made to the holders of the Company's Common Stock, holders of Series C Preferred Stock will receive a similar per share amount based on the number of ProAct common shares into which Series C Preferred Stock is then convertible. Series C Preferred Stock will not participate in any balance remaining after such amounts have been paid. Each share of Series C Preferred Stock is convertible into one share of the Company's Common Stock. Upon the earlier of
(i) the date specified by vote of the holders of at least 66?% of Series C Preferred Stock or (ii) immediately prior to the closing of an initial public offering, the Company has the right, at its option, to convert the then outstanding shares of Series C Preferred Stock in whole or in part. After December 31, 2005, Series C Preferred Stock is redeemable upon the request by holders of a majority of the voting power of all then outstanding shares of Series C Preferred Stock at a redemption price per share equal to the liquidation preference plus all declared and unpaid dividends. Series C Preferred Stock is equivalent to Series A and Series B Preferred Stock with respect to the preferences and privilege of conversion, liquidation and redemption.

Series D Redeemable Convertible Preferred Stock

In June 2000, the Company sold 25,000,000 shares of Series D Redeemable Convertible Preferred Stock ("Series D Preferred Stock") to Gateway Companies, Inc. ("Gateway") for net proceeds of approximately $150.0 million. Concurrent with the sale, the Company entered into an agreement with Gateway to promote the Company's YouDecide.com portal for a term of three years and also purchased 4,669,474 shares of common stock of Verilytics, Inc. ("Verilytics") from Gateway, or approximately 14% ownership interest in Verilytics for total consideration of approximately $70.0 million.

                            ProAct Technologies Corp.

8. Redeemable Convertible Preferred Stock (continued)

These transactions have been recorded based on their respective fair values obtained from an independent appraisal as follows.

      (a) $35.0 million has been allocated to the marketing agreement with Gateway to promote the Company's YouDecide.com portal. Such amount was recorded as prepaid expense and amortized over the three-year term of the agreement. At December 31, 2000, the Company reevaluated the asset and wrote off the remaining balance of approximately $33.9 million as an impairment charge.

      (b) $18.3 million has been allocated to the investment in Verilytics. The Company accounts for its investment in these shares using the cost method. At December 31, 2000, the Company determined that an other than temporary impairment in the value of its investment in Verilytics had occurred. Accordingly, the investment was written down to its estimated fair value of approximately $5.8 million as of December 31, 2000 and the Company recorded an impairment charge of approximately $12.5 million in the 2000 statement of operations. Due to further decline in the results of operations for Verilytics, the remaining investment balance of $5.8 million was written off during 2001 and is recorded as an impairment charge of approximately $5.8 million in the 2001 statement of operations.

      (c) $16.7 million, the difference between the fair value of Verilytics and the amount paid as consideration has been allocated to and recorded as a reduction to the proceeds of $150.0 million on the Series D Preferred Stock. This amount will be accreted over the redemption period to increase the carrying value of the Company's Series D to its redemption value of $150.0 million.

In December 2000, the Company issued 3,750,791 shares of Series D Preferred Stock as part of the consideration paid in the December 2000 acquisition of Interlynx.

On March 28, 2002, the Company entered into an agreement to redeem the 3,750,791 shares of Series D Preferred Stock and the 4,158,163 shares of Series E Preferred Stock issued in connection with the acquisition of Interlynx, for $3.0 million. Series D shares were allocated $1.9 million of the redemption price. On April 23, 2002, the Company entered into an agreement with Gateway to redeem Gateway's 25 million shares of Series D Preferred Stock for $11.1 million.

                            ProAct Technologies Corp.

8. Redeemable Convertible Preferred Stock (continued)

                                   December 29, 2004
                        -----------------------------------------
                                        Carrying    Redemption
                           Shares        Value         Value
                         Outstanding     (000s)       (000s)
                        -----------------------------------------
Series A Preferred
  Stock (authorized
  13,333,334 shares)     13,333,334     $  9,978     $  10,000
Series B Preferred
  Stock (authorized
  16,190,435 shares)     16,190,475       48,187        50,000
Series C Preferred
  Stock (authorized
  40,000,000 shares)     33,792,861      133,580       135,171
                        -----------------------------------------
                                        $191,745      $195,171
                        =========================================

As of December 29, 2004, the Company has not declared any dividends on the Series A, B, or C Preferred Stock.

As of December 30, 2004, the following schedule shows the amount distributed to the A, B and C preferred shareholders as a result of the closing of the sale to Workstream, as well as the total estimated distribution to shareholders upon completion of the liquidation:

-----------------------------------------------------------------------------------------------------------------
                                                                       Total Expected
                                                                        Distribution                Cash
                             Total Capital          Percentage        upon completion           Distribution at
                               Invested            Distribution        of liquidation              Closing
-----------------------------------------------------------------------------------------------------------------
   Series A Preferred        $  10,000,000               5%               $    933,980          $    717,126
-----------------------------------------------------------------------------------------------------------------
   Series B Preferred        $  49,999,425              26%               $  4,669,844          $  3,585,591
-----------------------------------------------------------------------------------------------------------------
   Series C Preferred        $ 135,063,444              69%               $ 12,614,650          $  9,685,757
-----------------------------------------------------------------------------------------------------------------
         TOTAL               $ 195,062,869             100%               $ 18,218,474          $ 13,988,474
-----------------------------------------------------------------------------------------------------------------

                            ProAct Technologies Corp.

9. Shareholders' Deficit

Series E Junior Convertible Preferred Stock

In connection with the acquisitions of Interlynx and MyDailyHealth effective December 2000, the Company issued 5,691,887 shares of Series E Preferred Stock. Holders of Series E Preferred Stock have voting rights equivalent to Common Stock on an as converted basis and a liquidation preference of $6.00 per share plus any declared but unpaid dividends. If a distribution is made to the holders of the Company's Common Stock, holders of Series E Preferred Stock will receive a similar per share amount based on the number of common shares into which Series E Preferred Stock is then convertible. Series E Preferred Stock will not participate in any balance remaining after such amounts have been paid. Each share of Series E Preferred Stock is convertible into one share of the Company's Common Stock at the holders' option. Upon the earlier of (i) the date specified by vote of the holders of at least 66?% of Series E Preferred Stock or (ii) immediately prior to the closing of an initial public offering, the Company has the right, at its option, to convert the then outstanding shares of E Preferred Stock in whole or in part. Series E Preferred Stock is junior to Series A, Series B, Series C and Series D Preferred Stock with respect to the preferences and privilege of dividends, conversion, and liquidation.

On March 28, 2002, ProAct entered into an agreement to repurchase the Series E Preferred shares issued in connection with the acquisition of Interlynx for $1.1 million.

                            ProAct Technologies Corp.

10. Stock-based Compensation

The Company's 1999 Stock Option Plan (the "1999 Stock Option Plan") was established to promote the success of the Company by providing an additional means to attract and retain key personnel. Pursuant to the terms of the 1999 Stock Option Plan, a committee of the Board of Directors is authorized to grant options to purchase common stock not to exceed an aggregate maximum of 41,000,000 shares to officers and employees. The committee is further authorized to establish the exercise price and the vesting terms.

Generally, options granted pursuant to the 1999 Stock Option Plan will be subject to vesting over a period of four years. The committee, however, may choose to impose different vesting requirements or none at all. Options outstanding under the Plan generally have a term of ten years.

Due to the pending sale of the Company's assets to Workstream and the subsequent liquidation of the Company at a per share price lower than the exercisable value of the options, all options are forfeited once the sale is completed.

A summary of stock options as of December 31, 2003, and activities during the 12 month period then ending is a follows:

                                                  Options          Weighted
                                                                   Average
                                                                Exercise Price
                                               ---------------------------------
Options outstanding at December 31, 2002           16,902,292         1.93
Granted                                               274,000         1.13
Exercised                                                  --           --
Forfeited                                            (833,058)        1.64
                                               --------------
Options outstanding at December 31, 2003           16,131,234

Options exercisable at December 31, 2003           15,437,668

                            ProAct Technologies Corp.

10. Stock-based Compensation (continued)

Weighted average fair value of options granted during the period:

                                                        2003
                                          ---------------------------------
                                                               Weighted
                                                             Average Fair
                                               Options          Value
                                          ---------------------------------

Option price equal to fair market
  Value                                             --          $    --
Option price greater than fair
  Market value                                 274,000

The following table summaries information about stock options outstanding and exercisable at December 31, 2003:

                                       Options Outstanding                     Options Exercisable
                         -------------------------------------------------------------------------------
                                                              Weighted
                                          Weighted Average     Average                      Weighted
                              Number          Remaining       Exercise        Number        Average
Range of Exercise Price    Outstanding    Contractual Life      Price      Exercisable   Exercise Price
--------------------------------------------------------------------------------------------------------
      $0.30-$0.75             7,940,301          7.73            $0.72        7,884,273       $0.72
      $0.90-$1.80             1,820,715          7.50            $1.23        1,260,759       $1.13
      $3.00-$6.00             6,370,218          6.50            $3.67        6,292,636       $3.62
                             ----------                                      ----------
                             16,131,234                                      15,437,668
                             ==========                                      ==========

                            ProAct Technologies Corp.

10. Stock-based Compensation (continued)

In 2000, the Company recorded deferred compensation of approximately $2.2 million for the unvested portion of common stock options granted to replace the outstanding options in connection with the acquisitions of iClick, Interlynx and MyDailyHealth. The Company also recorded deferred compensation of approximately $7.8 million for common stock options granted at prices below the deemed fair market value of the Company's common stock on the date of grant and for vesting accelerations for certain employees. Deferred compensation for these transactions is being amortized as compensation expense over the remaining vesting period of the underlying stock options. The total compensation expense recognized was $0 for the period ending December 29, 2004 and approximately $50,000 for the year ended December 31, 2003. In addition, deferred compensation was not reduced for the period ending December 29, 2004 and reduced approximately $12,000 for the year ended December 31, 2003 as a result of stock options forfeited on terminated employees.

Warrants


A summary of warrants outstanding is as follows:

                                                                              Weighted Average
                                                           Range of         Remaining Contractual
                                         Warrants       Exercise Prices        Life (in years)
                                      --------------- -------------------- ------------------------
Outstanding at December 29, 2004      16,217,644          $.01-$6.00                 2.15

                            ProAct Technologies Corp.

11. Income Taxes

At December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $266 million. The carryforwards expire in varying amounts from 2011 to 2023. Utilization of net operating loss carryforwards may be subject to substantial limitations due to ownership changes as provided by the Internal Revenue Code and similar state provisions. These limitations may result in the expiration of net operating loss carryforwards before full utilization. A full valuation allowance of $111 million had been established at December 31, 2003 against the benefit of the net operating loss carryforwards and other deferred tax assets, due to the uncertainty of their realization.

The difference between the Company's effective income tax rate and multiplying the Company's loss before income taxes by the federal statutory income tax rate for the period ended December 29, 2004 and the year ended December 31, 2003, is due primarily to the recording of nondeductible goodwill amortization, state income taxes, and changes in the valuation allowance to offset the Company's net deferred tax assets. The Company's deferred tax assets are primarily the result of net operating loss carryforwards.

For the period ending December 29, 2004, there was no change in the full valuation allowance and loss carry forward.

12. Commitments

The Company leases its facilities and certain equipment under noncancelable operating and capital lease agreements. As of December 29, 2004, the minimum future lease payments under these leases are as follows (in thousands):

                                   Operating
                                     Leases
                                   ---------
               2005                  $303
               2006                   326
               Thereafter             302
                                   ---------
               Total                 $931
                                   =========

Rent expense for the period ending December 29, 2004 was approximately $399,000. Workstream has assumed the above future commitments since the sale noted in Note 1 was completed.

                            ProAct Technologies Corp.

12. Commitments (continued)

The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. Management is not aware of any pending or threatened litigation, which could have a material adverse affect on the financial position, results of operations or cash flows of the Company.

Beginning in 2002, the Company participated in a qualified defined contribution savings plan administered by its payroll service provider. Employer contributions are discretionary and amounted to $41,000 in 2004 and $55,000 in 2003.

13. Related Party Transactions

During 2004, the Company paid $402,362 in consulting fees, including travel expenses, in lieu of employment compensation to an entity for which the President and CEO of the Company was an owner.

During 2004, the Company also entered into a consulting agreement with Navaya, a division of G2X, which was paid $466,422 for services provided during 2004. The Chief Executive Officer and President of the Company is also a shareholder and Board Member of G2X.

14. Subsequent Events

On December 30, 2004, the Company completed the pending sale of its assets to Workstream and Plan of Merger into ProAct Holdings LLC as indicated in Note 1.

The following is the balance sheet and statement of operations after recording the transaction described in Note 1:

                            ProAct Technologies Corp.

                                  Balance Sheet
                      (in thousands, except share amounts)

                                                                                   December 30
                                                                                       2004
                                                                                     ---------
Assets
Current assets
      Cash and cash equivalents                                                      $   2,434
      Prepaid expenses and other current assets                                             97
      Note Receivable from Workstream                                                    1,530
      Other current assets                                                               2,700
                                                                                     ---------
          Total current assets                                                           6,761
                                                                                     ---------
          Total assets                                                               $   6,761
                                                                                     =========
Liabilities, redeemable convertible preferred stock
    And shareholders' deficit
Current liabilities
      Accrued liabilities                                                                1,276
                                                                                     ---------
          Total current liabilities                                                      1,276
Redeemable convertible preferred stock                                                 181,074
Shareholders' deficit
      Series E convertible  preferred stock, $.01 par value, 25,000,000 shares authorized; 1,532,650 issued and
         outstanding                                                                        15
      Class B Common stock, $.01 par value, 450,000,000
         shares authorized; 18,358,714 shares issued and
         outstanding                                                                       184
      Paid-in capital                                                                  238,579
      Accumulated deficit                                                             (414,367)
                                                                                     ---------
          Total shareholders' deficit                                                 (175,589)
                                                                                     ---------
             Total liabilities, redeemable convertible preferred
             stock and shareholders' deficit                                         $   6,761
                                                                                     =========

                            ProAct Technologies Corp.

                             Statement Of Operations
                                 (in thousands)

                                                      For period ended
                                                      December 30, 2004
                                                      -----------------
Revenues:
      Software licenses and services                      $ 8,203

Cost of revenues:
      Software license and service revenues                 4,141
                                                          -------

Gross margin                                                4,062

Operating expenses:
      Selling and marketing                                 2,207
      Research and development                              2,244
      General and administrative                            2,360
      Depreciation and amortization                           471
                                                          -------
          Total operating expenses                          7,282
                                                          -------

          Operating loss                                   (3,220)

Other income / (expense)
Gain on sale of Assets to Workstream                        9,259
Interest income                                               186
                                                          -------

          Net loss                                        $ 6,225
                                                          =======

Unaudited Pro Forma Financial Information

      On December 30, 2004, Workstream Inc. (the "Company") completed the purchase, through its wholly-owned subsidiary Workstream USA, Inc. (the "Company Sub"), of substantially all of the assets of ProAct Technologies Corporation ("ProAct").

      The unaudited pro forma statement of operations represents the combined results of the Company and ProAct for the six month period ended November 30, 2004 and the year ended May 31, 2004, with certain adjustments that would have affected the combined companies had the merger taken place at June 1, 2003.

      The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Workstream Inc. that would have been reported had the acquisition been consummated as of the dates presented, and should not be taken as representative of future operating results or financial position of Workstream Inc. The pro forma adjustments are based upon available information and assumptions that Workstream Inc. management believes are reasonable under the circumstances.

      The unaudited pro forma condensed combined consolidated financial statements have been prepared based on the estimated fair value of the assets acquired from ProAct. The Company hired an independent valuation firm to estimate the fair value of identifiable intangible assets, and management estimated the fair value of all other assets. For pro forma purposes, management assumed that the assets acquired represent the productive assets of ProAct that would have generated the results from operations. The impact of ongoing integration activities and adjustments to fair value of acquired net tangible and intangible assets of ProAct could cause material differences in the information presented.

      Unaudited pro forma financial information as of November 30, 2004 and for the six month period then ended as well as the unaudited pro forma financial information for the year ended May 31, 2004 is as follows:

                                 Workstream Inc.
                 Unaudited Proforma Consolidated Balance Sheets
                                November 30, 2004
                     (United States dollars - in thousands)


                                                                                                   Proforma            Proforma
                                                                  Workstream Inc.     ProAct     Adjustments (1)        Combined
                                                                 -----------------------------------------------------------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                             $   6,998    $  10,923     $(16,423)  (2)         $1,498
   Restricted cash                                                           3,290           --            --               3,290
   Short-term investments                                                      154           --            --                 154
  Accounts receivable, net of allowance for doubtful accounts                3,093        1,182            --               4,275
  Prepaid expenses and other current assets                                    644          394         (125)  (3)            913
                                                                 -----------------------------------------------------------------
CAPITAL ASSETS                                                              14,179       12,499      (16,548)              10,130
OTHER ASSETS                                                                 1,297          299            --               1,596
ACQUIRED INTANGIBLE ASSETS                                                     114           82          (26)  (4)            170
GOODWILL                                                                    10,287            -         6,752  (5)         17,039
                                                                            36,808        2,439           469  (6)         39,716
                                                                 -----------------------------------------------------------------
                                                                          $ 62,685     $ 15,319      $(9,353)             $68,651
                                                                 =================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                       $  2,571        $ 528     $      --              $3,099
   Accrued liabilities                                                       1,948        1,646       (1,178)  (7)          2,416
   Line of credit                                                            2,476           --            --               2,476
   Accrued compensation                                                        881           --            --                 881
   Note payable                                                                 --           --         1,530  (8)          1,530
   Current portion of capital lease obligations                                 78           --            --                  78
   Current portion of leasehold inducements                                     53           --            --                  53
   Current portion of long-term obligations                                    136           --            --                 136
   Current portion of related party obligations                                 57           --            --                  57
   Deferred revenue                                                          2,909        2,964       (2,348)  (9)          3,525
                                                                 -----------------------------------------------------------------
                                                                            11,109        5,138       (1,996)              14,251
DEFERRED INCOME TAX LIABILITY                                                   84           --            --                  84
LEASEHOLD INDUCEMENTS                                                          172           --            --                 172
LONG-TERM OBLIGATIONS                                                          129           --            --                 129
                                                                 -----------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES                                               11,494        5,138       (1,996)              14,636
REDEEMABLE CONVERTIBLE PREFERRED STOCK                                          --      191,745     (191,745)  (10)            --
SHAREHOLDERS' EQUITY
CAPITAL STOCK
   Convertible preferred stock                                                  --           15          (15)  (11)            --
    Common stock                                                            91,374          184         2,640  (12)        94,198
   Additional paid-in capital                                                3,563      241,895     (241,895)  (11)         3,563
   Accumulated other comprehensive loss                                      (889)           --            --               (889)
   Deferred stock compensation                                                  --         (33)            33  (11)            --
   Accumulated deficit                                                    (42,857)    (423,625)       423,625  (11)      (42,857)
                                                                 -----------------------------------------------------------------
                                                                            51,191    (181,564)       184,388              54,015
                                                                 -----------------------------------------------------------------
                                                                           $62,685      $15,319       $(9,353)           $ 68,651
                                                                 =================================================================

PROFORMA EXPLANATORY FOOTNOTES:

      (1) Assumptions for adjustments are based on purchase price allocation and the fair value estimates made by an independent valuation firm and management.

      (2) Adjustments to cash represent the cash portion of the purchase price of $5,500 and the cash not included in the assets acquired of $10,923.

      (3) Adjustments to prepaid expenses and other current assets represent the amounts not included in the assets acquired.

      (4) Adjustments to other assets represent the amounts not included in the assets acquired.

      (5) Adjustments to acquired intangible assets represent the valuation of acquired technology of $5,034 and the customer base of $1,718.

      (6)   Adjustments   to  goodwill   represents   the  purchase   price  and
            acquisition costs in excess of acquired net assets.

      (7) Adjustments to accrued liabilities represents the net of accrual amounts for costs related to the acquisition of $128 and the accrued liabilities not included in the liabilities assumed of $1,306.

      (8) Adjustments to note payable represent the note payable entered into as part of the purchase price.

      (9) Adjustments to deferred revenue reflect the reduction to the estimated fair value of the obligation assumed in accordance with accounting principles generally accepted in the United States of America.


      (10) Adjustments to redeemable convertible preferred stock represents the amounts not included in the liabilities assumed.

      (11)  Adjustments  to  convertible  preferred  stock,  additional  paid-in
            capital,   deferred  stock  compensation  and  accumulated   deficit
            represent the amounts of the shareholders' equity not assumed.

      (12) Adjustments to common shares represents the net of issuance of common stock by Workstream for the purchase of certain assets and liabilities of ProAct of $2,824 and the amounts included in the shareholders' equity not assumed of $184.

                                 Workstream Inc.
                   Unaudited Pro Forma Statement of Operations
                   For the six months ended November 30, 2004
                     (United States dollars - in thousands)

                                                                               Proforma           Proforma
                                          Workstream Inc.      ProAct        Adjustments (1)      Combined
                                         ------------------------------------------------------------------
Revenue                                             $12,867      $3,716              --            $16,583
Cost of revenue                                       3,266       1,796              --              5,062
                                         ------------------------------------------------------------------
Gross Profit                                          9,601       1,920              --             11,521

Selling and marketing                                 3,493         751              --              4,244
General and administrative                            7,659       1,275              --              8,934
Research and development                                680       1,746              --              2,426
Amortization and depreciation                         3,765         204           1,125  (2)         5,094
                                         ------------------------------------------------------------------
Total operating expenses                             15,597       3,976           1,125             20,698

                                         ------------------------------------------------------------------
Loss from operations                                (5,996)     (2,056)         (1,125)            (9,177)

Interest and other income                                29         125              --                154
Interest and other expense                            (128)          --              --              (128)
                                         ------------------------------------------------------------------
Loss before income tax                              (6,095)     (1,931)         (1,125)            (9,151)
                                         ------------------------------------------------------------------

Recovery of deferred income taxes                       765          --              --                765
Current income tax expense                             (28)          --              --               (28)
                                         ------------------------------------------------------------------
Net loss                                           $(5,358)    $(1,931)        $(1,125)           $(8,414)
                                         ==================================================================

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING

DURING THE YEAR                                  39,270,867                     913,551  (3)    40,184,418
                                         ===================             ==================================

BASIC AND DILUTED NET LOSS
PER COMMON SHARE                               $     (0.14)                                        $(0.21)
                                         ===================                                   ============

PROFORMA EXPLANATORY FOOTNOTES:

      (1) Assumptions for adjustments are based on purchase price allocation and the Fair Value estimates made by an independent valuation Firm and management.

      (2) Adjustment for the amortization of intangible assets valued at $6,751. The amortization of these intangibles would have been $1,125 on a pro forma basis for the six months ended November 30, 2004. The intangibles are comprised of customer base and acquired technology, which will be amortized over their useful life of 3 and 3 years, respectively.


      (3) Represents shares issued by Workstream to ProAct as part of the asset purchase consideration.

                                 Workstream Inc.
                   Unaudited Pro Forma Statement of Operations
                         For the year ended May 31, 2004
                     (United States dollars - in thousands)

                                                                                 Proforma          Proforma
                                          Workstream Inc.    ProAct            Adjustments (1)     Combined
                                         -------------------------------------------------------------------
Revenue                                             $17,167      $7,343               --            $24,510
Cost of revenue                                       1,587       4,962               --              6,549
                                         -------------------------------------------------------------------
Gross Profit                                         15,580       2,381               --             17,961

Selling and marketing                                 4,362       3,119               --              7,481
General and administrative                            9,799       1,912               --             11,711
Research and development                                453       1,193               --              1,646
Amortization and depreciation                         5,602         870            2,250   (2)        8,722
Impairment charge on intangible assets                   --      16,091         (16,091)   (3)           --
                                         -------------------------------------------------------------------
Total operating expenses                             20,216      23,185         (13,841)             29,560

                                         -------------------------------------------------------------------
Loss from operations                                (4,636)    (20,804)           13,841           (11,599)

Interest and other income                                12         300               --                312
Interest and other expense                          (2,647)          --               --            (2,647)
                                         -------------------------------------------------------------------
Loss before income tax                              (7,271)    (20,504)           13,841           (13,934)
                                         ------------------- ----------- ---------------- ----- ------------

Recovery of deferred income taxes                     1,789          --               --              1,789
Current income tax expense                             (55)          --               --               (55)
                                         -------------------------------------------------------------------
Net loss                                           $(5,537)   $(20,504)          $13,841          $(12,200)
                                         ===================================================================

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING

DURING THE YEAR                                  25,036,056                      913,551  (4)    25,949,607
                                         ===================             ===================================

BASIC AND DILUTED NET LOSS
PER COMMON SHARE                               $     (0.22)                                         $(0.47)
                                         ===================                                    ============


PROFORMA EXPLANATORY FOOTNOTES:

      (1) Assumptions for adjustments are based on purchase price allocation and the Fair Value estimates made by an independent valuation Firm and management.

      (2) Adjustment for the amortization of intangible assets valued at $6,751. The amortization of these intangibles would have been $2,250 on a pro forma basis for the year ended May 31, 2004. The intangibles are comprised of customer base and acquired technology, which will be amortized over their useful life of 3 and 3 years, respectively.

      (3) Represents impairment charge on intangible assets taken by ProAct on intangible assets acquired by ProAct. Intangible assets revalued by Workstream as part of the acquisition of assets so impairment charge is not applicable.

      (4) Represents shares issued by Workstream to ProAct as part of the asset purchase consideration.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 WORKSTREAM INC.



Dated: March 4, 2005                             By: /s/ Michael Mullarkey
                                                 ------------------------------
                                                 Name:   Michael Mullarkey
                                                 Title:  Chief Executive Officer

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------
23.1           Consent of Independent Accountants - Silverman Linden Johnson LLP